FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

)
)
In the Matter of	)	CONSENT ORDER,
	)	ORDER FOR RESTITUTION, AND
WEST COAST BANK	)	ORDER TO PAY
LAKE OSWEGO, OREGON	)
	)	FDIC-11-466b
	)	FDIC-11-468k
(INSURED STATE NONMEMBER BANK))
)
)

The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency under section 3(q) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1813(q), for West Coast Bank, Oswego, Oregon (“Bank”).

The FDIC has reason to believe that the Bank has engaged in deceptive practices in violation of section 5 of the Federal Trade Commission Act (“Section 5”), 15 U.S.C. §45(a)(1) in connection with the Bank’s Courtesy Coverage overdraft program (“Courtesy Coverage”).

The Bank, by and through its duly elected and currently acting Board of Directors (“Board”), has executed a Stipulation to the Issuance of a Consent Order, Order for Restitution, and Order to Pay (“Stipulation”), dated August 24, 2011, that is accepted by the FDIC.  With the Stipulation, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices or violations of law and/or regulations, to the issuance of this Consent Order, Order for Restitution, and Order to Pay (“Order”) by the FDIC.

Having determined that the requirements for issuance of an order under section 8(b) of the Act, 12 U.S.C. § 1818(b), have been satisfied, the FDIC hereby orders that:

I.           CONSENT ORDER

BOARD OF DIRECTORS

1.   From the effective date of this Order, the Board shall participate fully in the oversight of the Bank’s Compliance Management System (“CMS”), to include assuming full responsibility for sound policies, practices, and supervision of all the Bank’s compliance-related activities, consistent with the role and expertise commonly expected for directors of banks of comparable size and complexity.

2.   The Board shall maintain an audit and compliance committee comprised of at least three directors who are not officers of the Bank (“Compliance Committee”).

(a)   The Compliance Committee shall meet at least ten times per year and, at a minimum, the following areas shall be reviewed and approved:  minutes of the Compliance Committee, Compliance Officer reports, compliance program audit reports, compliance program policies, and compliance with this Order.

(b)   The Compliance Committee shall report its discussions to the Board at each regularly scheduled Board meeting, and the Board minutes shall document the review and approval of all items before the Board, including the names of any dissenting directors.  Nothing shall diminish the responsibility of the entire Board to ensure compliance with the provisions of this Order.

(c)   The Board, in conjunction with the Compliance Committee, shall allocate resources that are commensurate with the level of complexity of the Bank’s operations to ensure the establishment and implementation of an adequate CMS, including procedures ensuring the Bank’s compliance with all applicable state and federal consumer protection laws and all implementing rules and regulations, regulatory guidance, and statements of policy (“Consumer Protection Laws”).  The allocated resources shall be sufficient to ensure the Bank’s compliance with this Order.

(d)   The Board, in conjunction with the Compliance Committee, shall:

(i)   Ensure that the duties and responsibilities of the Compliance Officer are clearly defined and provide for accessibility to both the Board and the Compliance Committee;

(ii)   Require the Compliance Officer to provide to the Compliance Committee regular written reports, including, but not limited to, the enactment and/or promulgation of new Consumer Protection Laws and changes to existing Consumer Protection Laws, training performed, monitoring and compliance audits performed, corrective action taken, and compliance with this Order;

(iii)   Ensure that the Compliance Officer has and retains sufficient authority and independence to implement policies related to Consumer Protection Laws and to institute corrective action as needed.  This authority shall include the ability to cross departmental lines, have access to all areas of the Bank’s operations, and effectuate corrective action upon discovering deficiencies; and

(iv)   Ensure that the Compliance Officer and all parties with compliance oversight responsibilities receive ongoing training, sufficient time, and adequate resources to effectively oversee, coordinate, and implement the Bank’s CMS.

3.   Within 90 days from the effective date of this Order, the Board shall develop and adopt a comprehensive educational program of periodic training for the Board.  The educational program shall specifically address consumer protection laws.  The Bank’s actions as required by this paragraph shall be satisfactory to the Regional Director as determined at subsequent examinations and/or visitations.

COMPLIANCE MANAGEMENT SYSTEM

4.   Within 60 days from the effective date of this Order, the Bank shall develop and implement a CMS that is commensurate with the level of complexity of the Bank’s operations.  The CMS shall include the development and implementation of a comprehensive written compliance program (“Compliance Program”) which shall embrace all of the Consumer Protection Laws, including Section 5, to which the Bank is subject.  At a minimum, the Compliance Program shall provide for and include:

(a)   Development and implementation of operating procedures for each consumer protection law and regulation to which the Bank is subject.  Operating procedures should be distributed to all employees having responsibilities that relate to applicable Consumer Protection Laws, or such employees shall be informed of the location of the operating procedures on the Bank’s intranet;

(b)   Development and implementation of a formal training program for the Board and all personnel who have compliance responsibilities to ensure that all such personnel are thoroughly knowledgeable of applicable compliance requirements.  The program should include the following:  (i) training on applicable Consumer Protection Laws; (ii) training on the procedural details required to perform transactions specific to the Bank; (iii) adequate in-person or web-based interactive training to the deposit and lending staff to ensure that transactions specific to the Bank are conducted in compliance with applicable regulations; (iv) documentation of training provided, a list of personnel that attended the training, and copies of training materials used.  The program shall be reviewed and updated at least annually;

(c)   Development and implementation of a formal fair lending program.  The program should address fair lending risks consistent with the Fair Lending Examination Procedures and detail the Bank’s policies and procedures for managing those risks;

(d)   Development and implementation of procedures for monitoring the Bank’s compliance with Consumer Protection Laws;

(e)   Development and implementation of procedures to ensure follow-up actions and corrective attention are provided to exceptions identified during monitoring; and
development of specific provisions to prevent future violations of Consumer Protection Laws cited in the FDIC’s Compliance Report of Examination dated September13, 2010 (“Compliance ROE”), and to ensure substantial future adherence to all laws and regulations applicable to the Bank.

The Bank’s actions as required by this section shall be satisfactory to the Regional Director as determined at subsequent examinations and/or visitations

5.   The Board shall approve the written Compliance Program and/or any subsequent modification thereto, which approval shall be recorded in the minutes of the Board.  Thereafter, the Bank shall follow the written Compliance Program and/or any subsequent modification thereto.  The Bank’s actions as required by this section shall be satisfactory to the Regional Director as determined at subsequent examinations and/or visitations.

COMPLIANCE STAFFING

6.   The Bank shall have a qualified Compliance Officer who possesses the requisite knowledge and experience to administer an effective CMS.  The Compliance Officer shall be given written authority by the Bank’s Board to implement and supervise the Bank’s Compliance Program, including but not limited to the elements described in paragraph 4 above as well as monitoring and reviewing internal audit reports to ascertain compliance with Consumer Protection Laws and/or the Bank’s Compliance Program.

7.   Within 60 days from the effective date of this Order, the Bank shall engage and retain an independent third party, acceptable to the Regional Director, who possesses the appropriate expertise and qualifications to review, analyze and assess the Bank’s staffing of the CMS, and determine if additional personnel are needed.  The written report shall contain a summary of the analysis, assessments and recommendations made by the independent third party (“Staffing Report”).  The Board of Directors shall conduct a full and complete review of the Staffing Report within 30 days of receipt.  This review shall be recorded and noted in the Bank’s Board minutes.

COMPLIANCE MONITORING PROCEDURES

8.   Within 60 days after the effective date of this Order, the Bank shall develop and implement enhanced internal CMS monitoring procedures.  The procedures should be designed to detect compliance weaknesses within the institution and should be incorporated into the daily work of Bank personnel.  Additional training shall be provided to ensure exceptions are corrected.  Procedures should ensure that reports are made to the Board concerning findings and corrective actions.  Such procedures and their implementation shall be in a form and manner satisfactory as determined at subsequent examinations and/or visitations.

CORRECTIONS OF VIOLATIONS OF LAWS

9.   Within 60 days of the effective date of this Order, the Bank shall correct all violations of law, as more fully set forth in the FDIC’s Compliance ROE, and implement procedures to prevent their recurrence.  The Bank’s actions as required by this paragraph shall be satisfactory to the Regional Director as determined at subsequent examinations and/or visitations.

OVERDRAFT GUIDANCE COMPLIANCE

10.   Within 60 days of the effective date of this Order, the Bank shall perform a comprehensive review of the Bank’s Courtesy Coverage program, including its marketing, to ensure that policies and procedures conform to the guidance provided in the Financial Institution Letter (“FIL”) Overdraft Protection Programs Joint Agency Guidance, FIL-11-2005, and to FIL-81-2010, Overdraft Payment Programs and Consumer Protection: Final Overdraft Payment Supervisory Guidance, by the July 1, 2011 implementation date.  The Bank’s actions as required by this paragraph shall be satisfactory to the Regional Director as determined at subsequent examinations and/or visitations.

INDEPENDENT AUDIT PROGRAM

11.   (a)           Within 30 days from the effective date of this Order, the Bank shall submit a schedule of independent audits to be conducted throughout 2011  to ensure compliance with Consumer Protection Laws.  The audits shall be conducted by qualified personnel with experience in conducting independent audits of compliance programs of banks of comparable size.  The audits identified on the schedule above will assess the Bank’s Compliance Management System and Compliance Program, and at a minimum, shall:

(i)   Define a comprehensive scope to include appropriate aspects of each law or regulation based on a risk analysis;

(ii)   Identify the number of transactions sampled by category or product type;

(iii)   Identify deficiencies;

(iv)   Provide descriptions of or suggestions for corrective actions and timeframes for correction; and

(v)   Establish follow-up procedures to verify that corrective actions were implemented and effective.

(b)   Audit findings, deficiencies, and recommendations must be documented in a written report and provided to the Bank’s Audit Committee within 15 days after completion of the independent audit.  In addition, the audit report should be thoroughly reviewed by the Bank’s Board and fully documented in the Board’s minutes.

(c)   At the next Board meeting, but no later than 45 days from receipt of the independent auditor’s written report, the Board shall take action to address the audit’s findings and review a plan to (i) correct any deficiencies noted and (ii) implement any recommendations; or explain in writing signed by all Board members why a particular recommendation is not being implemented.

COMPLAINT MONITORING PROCESS

12.   Within 60 days from the effective date of this Order, the Bank shall amend its complaint monitoring process to include non-agency complaints.   The Bank shall maintain adequate records of its monitoring process and the relevant complaints.  The Bank’s actions as required by this paragraph shall be in a form and manner satisfactory to the Regional Director as determined at subsequent examinations and/or visitations.

II.           ORDER FOR RESTITUTION AND OTHER RELIEF
RESERVE ACCOUNT AND PAYMENT FLOOR

13.   Within 10 days from the effective date of this Order, the Bank shall reserve or deposit into a segregated deposit account an amount not less than $350,000 (“Payment Floor”).

14.   The Bank shall make all restitution payments required by paragraph 21 of this Order, regardless of whether the total of such payments exceeds the Payment Floor.  If the total of payments is less than the Payment Floor, the excess shall be returned to the Bank’s general funds.

INDEPENDENT CERTIFIED ACCOUNTING FIRM

15.   Within 45 days from the issuance of this Order, the Bank shall retain, at its expense, an independent certified accounting firm (“Firm”) acceptable to the Regional Director to determine compliance with the Restitution Plan set forth in paragraphs 20 through 25 of this Order.  The Firm shall determine compliance in accordance with the attestation standards established by the American Institute of Certified Public Accountants for agreed-upon procedures for engagements and provide the report called for in paragraph 23 of this Order.

16.   Prior to the engagement of the Firm, and no later than 30 days from the issuance of this Order, the Bank shall submit the name and qualifications of the Firm, together with the proposed engagement letter with the Firm and the proposed agreed-upon procedures, to the Regional Director for non-objection.

17.   The engagement letter between the Bank and the Firm shall grant the FDIC access to the Firm’s staff, work-papers, and materials prepared in the course of the Firm’s engagement and preparation of the reports required by this Order.

18.   To be acceptable to the Regional Director, the Firm must be independent and, at a minimum, comply with the Code of Conduct of the appropriate State Board of Accountancy and meet the auditor independence requirements of the Securities and Exchange Commission.

19.   Within 15 days after submission of the Firm's name, the Regional Director shall notify the Bank in writing of the FDIC’s objection or non-objection thereto.

RESTITUTION PLAN

20.   Within 60 days from the effective date of this Order, the Bank shall prepare a comprehensive Restitution and Other Relief plan (“Restitution Plan”) for all Eligible Consumers (“Eligible Consumers”).  Eligible Consumers are defined as all individuals with a consumer checking account opened with the Bank before December 20, 2010.  Overdraft Event is defined as a group of one or more overdraft fee occurrences assessed to a customer’s account as a result of an ATM or one-time debit transaction  when there is no more than a four calendar-day lag separating each fee occurrence from the one immediately prior.  Restitution or reimbursement shall be calculated through July 31, 2011 (the “Cut Off Date”) The Bank shall submit the Plan to the Regional Director for his review, comment and non-objection prior to implementation.

21.   The Restitution Plan shall, at a minimum, require the following elements:

(a)   Issuance of a compliant Courtesy Coverage Opt-In form to all Eligible Consumers.

(b)   Cessation of assessment of all overdraft fees for ATM and one-time debit transactions on Eligible Consumer accounts 33 days from the date the new Opt-In form is mailed if a new opt-in election has not been made by the Eligible Consumer.

(c)   For Eligible Consumer accounts in existence as of July 1, 2010, that were sent the June 2010 Courtesy Coverage mailing (“June Mailing”) and that opted-in to Courtesy Coverage following the June Mailing regardless of opt-in method and regardless of whether the opt-in was in specific response to the June Mailing (“Existing Customer Accounts”), reimbursement of non-sufficient funds (“NSF”) fees associated with ATM and one time debit transactions beginning with the first day of the first Overdraft Event occurring on or after the date of the June Mailing and including NSF fees assessed within 60 days.  Any cash reimbursement may exclude:

(i)   NSF fees for any account that was charged off between June 21, 2010 and the Cut Off Date for which the charged-off amount exceeds potential reimbursement; and

(ii)   NSF fees waived automatically by the Bank or otherwise by branch personnel within 60 days of the first day of the first Overdraft Event.
Reimbursement exclusions in subparagraphs 21(c)(i) and (c)(ii) shall be made in accordance with a formula to be set forth in the Restitution Plan.

(d)   For Existing Customer Accounts and for Eligible Consumer accounts opened on or after July 1, 2010, that opted-in to Courtesy Coverage on or after July 1, 2010 (“New Customer Accounts”), reimbursement of Continuous Overdraft Fees (“COFs”) beginning with the first overdraft event for which a COF was charged and including COFs assessed within 60 days of such first COF charge.  Reimbursement of COFs shall be made in accordance with a formula to be set forth in the Restitution Plan.  Any cash reimbursement may exclude:

(i)   COFs for any Existing Customer Account that was charged off between June 21, 2010 and the Cut Off Date and for any New Customer Account that was charged off between July 1, 2010 and the Cut Off Date for which the charged-off amount exceeds potential reimbursement; and

(ii)   COFs waived automatically by the Bank or otherwise by branch personnel within 60 days of the first overdraft event for which a COF was charged.
Reimbursement exclusions in subparagraphs 21(d)(i) and (d)(ii) shall be made in accordance with a formula to be set forth in the Restitution Plan

(e)   Review and correction of all Bank communications to Eligible Consumers and potential new consumers which relate to the Bank’s Courtesy Coverage program and alternatives for providing overdraft protection to ensure compliance with all applicable laws, regulations and agency guidance.

(f)   Within 30 days of receipt of non-objection from the Regional Director, the Bank shall implement the Restitution Plan.  Any required cash restitution amount shall be provided to each of the Eligible Consumers in the form of a certified or bank check or credit to the account of an existing accountholder.  The certified or bank checks issued by the Bank shall not limit the consumers’ rights in any way.

22.   The Firm hired by the Bank pursuant to paragraph 15 of this Order shall review and verify that the Bank accurately identified the Eligible Consumers and correctly credited the accounts of, and made cash refunds to, as appropriate, Eligible Consumers.

23.   The Firm shall prepare a detailed written report of the processes and procedures by which the Bank determined the restitution amounts described in paragraph 21 of this Order.  The report shall also include the following:  (i) total number of Eligible Consumers and (ii) total amount of restitution made under the Restitution Plan.

24.   The report described in paragraph 23 of this Order shall be submitted to the Regional Director for his review, comment, and non-objection within 60 days after the Bank has completed implementation of the Restitution Plan.

25.   The Bank shall retain all records pertaining to the Restitution Plan, including but not limited to:  documentation of the processes and procedures used to determine the Eligible Consumers; the names, contact, and account information of the Eligible Consumers; any mailing records; and documentation that the appropriate restitution and equitable relief were made.

MAILING REFUNDS

26.   When the Bank makes cash restitution by certified or bank check made payable to an Eligible Consumer, it shall send the certified or bank check by United States Postal Service first-class mail, address correction service requested, to the Eligible Consumer’s last address as maintained by the Bank’s records.  The Bank shall make reasonable attempts to obtain a current address for any Eligible Consumer whose notification letter and/or restitution check is returned for any reason, using standard address search methodologies, and shall promptly re-mail all returned letters and/or restitution checks to current addresses, if any.  If the certified or bank check for any eligible consumer is returned to the Bank after such second mailing by the Bank, or if a current mailing address cannot be identified using standard address search methodologies, the Bank shall retain the restitution amount of such eligible consumer for a period of three-hundred sixty (360) days from the date the restitution check was originally mailed, during which period such amount may be claimed by such Eligible Consumer upon appropriate proof of identity.  After such time these monies will be disposed of in accordance with the Restitution Plan.

III.           ORDER TO PAY

27.   It is further ordered, that by reason of the alleged violations of law and/or regulations, and after taking into account the Consent Order and Order for Restitution, the appropriateness of the penalty with respect to the financial resources and good faith of the Bank, the gravity of the conduct by the Bank, the history of previous conduct by the Bank, and such other matters as justice may require, pursuant to section 8(i)(2) of the FDI Act, 12 U.S.C. § 1818(i)(2), a civil money penalty of $390,000 is assessed against the Bank.  The Bank shall pay the civil money penalty to the Treasury of the United States.  The Bank shall pay the civil money penalty itself, and is prohibited from seeking or accepting indemnification from such payment from any third party.

IV.           NOTIFICATION AND REPORTING REQUIREMENTS

PROGRESS REPORTS

28.   On or before the 30th day after the end of the first calendar quarter following the effective date of this Order, and on or before the 30th day after the end of every calendar quarter thereafter, the Bank shall furnish written progress reports to the Regional Director which detail the form and manner of any actions taken to secure compliance with this Order and the results thereof.  The Bank may discontinue submitting such reports when the corrections required by this Order have been accomplished and the Regional Director has expressly released the Bank in writing from making any further reports.

DISCLOSURE

29.           Following the effective date of this Order, the Bank shall send to its shareholder(s) a copy of this Order or a description of this Order in conjunction both with the Bank’s next shareholder communication and with its notice and/or proxy statement preceding the Bank’s next shareholder meeting.  If the Bank sends its shareholders a description of this Order rather than a copy of it, the description shall fully describe this Order in all respects.  The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Accounting and Securities Section, Washington, D.C. 20429, at least 15 days prior to dissemination to shareholders.  Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.

V.           SAVINGS CLAUSE AND EFFECTIVE DATE OF ORDER

The provisions of this Order shall not bar, estop or otherwise prevent the FDIC or any other federal or state agency or department from taking any other action against the Bank, any of the Bank’s current or former institution-affiliated parties, as that term is defined in section 3(u) of the FDI Act, 12 U.S.C. § 1813(u), including third-parties and/or agents.

This Order will become effective upon its issuance by the FDIC.  The provisions of this Order shall be binding on the Bank, its institution-affiliated parties, and their successors and assigns. The provisions of this Order shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this Order shall have been modified, terminated, suspended, or set aside by the FDIC.

Issued pursuant to delegated authority.

Dated at Washington, D.C., this 11th day of October, 2011.

/s/ Sylvia H. Plunkett
Sylvia H. Plunkett
Senior Deputy Director
Division of Depositor and Consumer Protection